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                                                                   Exhibit 10(C)


                SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
                ------------------------------------------------


THIS AGREEMENT dated as of the       day of            ,        , by and between
The B.F.Goodrich Company, a New York corporation (the "Company"),
and                   (the "Executive Employee");


                                   WITNESSETH:

WHEREAS, the Employee will not receive the same level of benefits under The B.F.Goodrich Retirement Program for Salaried Employees (together with any successor Pension Plan, the "Goodrich Pension Plan") as will employees who commenced employment with the Company at an early age; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company desires that the Executive Employee receive the benefits of a Supplemental Executive Retirement Plan Agreement authorized by the Board of Directors, which provides certain supplemental pension and retiree medical benefits;

NOW THEREFORE, in consideration of the services rendered and to be rendered by the Executive Employee and of the covenants contained herein, the parties agree as follows:


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1.       Alternative, Supplemental and Health Benefits
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         In the event that the employment of the Executive Employee is terminated for any reason, including termination by reason of death, disability, retirement or voluntary or involuntary termination, the Company agrees that, pursuant to the terms and conditions of this Agreement:

                  (a) The Company shall pay or cause to be paid an Alternative Pension Benefit as provided in Section 2, et seq., hereof; and

                  (b) The Company shall pay or cause to be paid a Supplemental Pension Benefit as provided in Section 3, et seq., hereof; and

                  (c) The Company shall pay or cause to be paid a Supplemental Retiree Medical Benefit as provided in Section 4, et seq., hereof.


2.       Alternative Pension Benefit
         ---------------------------

         The Company shall pay or cause to be paid a monthly pension benefit (the "Alternative Pension Benefit") which shall be calculated and paid as if it had been determined and paid according to the provisions of the Goodrich Pension Plan or any successor pension plan which is in effect at the time of such termination of employment without regard to any limitation contained in Sections 401(a)(17) or 415 of the Internal Revenue Code of 1986, as amended, or any similar subsequent


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provisions thereof, notwithstanding that the Executive Employee may not have sufficient service with the Company to qualify for a pension benefit pursuant to the Goodrich Pension Plan.

                  (a) For purposes of such calculation, the Executive Employee shall be considered to have earned and to be eligible to receive a vested pension benefit without regard to the years of service requirement for vesting under the Goodrich Pension Plan.

                  (b) The Executive Employee's service for pension benefit computation purposes shall be the Executive Employee's continuous period of service (in completed years and months as calculated under the Goodrich Pension Plan) with the Company from the date of such employee's employment to the date of termination of such employment.

                  (c) In the event that the Executive Employee has less than four years of continuous service at the termination of employment, the Executive Employee's "Final Average Earnings" (as that term or similar subsequent term is defined in the Goodrich Pension Plan) will be the result obtained by dividing such employee's aggregate "Earnings" (as that term or similar subsequent term is defined in the Goodrich Pension
         Plan) paid to such employee during the period of the Executive Employee's employment by the Company by the number of full months in such period of employment and multiplying such intermediate result by twelve.

                  (d) From that amount which is determined according to this
         Section 2 to be the Executive Employee's Alternative Pension Benefit, an amount will be subtracted which is actuarially equivalent to the aggregate benefit, if any, which is actually paid to the Executive


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         Employee or eligible beneficiaries from the Goodrich Pension Plan and
         Benefit Restoration Plan.

                  (e) The Alternative Pension Benefit shall be payable according to the same payment option elected by the Executive Employee for benefit payments under the Goodrich Pension Plan, or which could be elected if the Executive Employee were eligible for a benefit under the Goodrich Pension Plan.


3.       Supplemental Pension Benefit
         ----------------------------

         In addition to such monthly benefits as are owing to the Executive Employee or eligible beneficiaries either pursuant to the Goodrich Pension Plan and/or Section 2 of this Agreement, the Company shall pay or cause to be paid, a supplemental pension benefit (the "Supplemental Pension Benefit") which shall be calculated and paid according to the Goodrich Pension Plan without regard to any limitation contained in Sections 401(a)(17) or 415 of the Internal Revenue Code of 1986, as amended, or any similar subsequent provisions thereof and which shall be based upon a full one and six tenths percent (1.6%) of Final Average Earnings for each full year and a pro rata share of one and six tenths percent (1.6%) for each partial year in completed months of employment (in each case as calculated under the Goodrich Pension Plan) of the Executive Employee's employment with the Company, up to a maximum of twenty-four percent of Final Average Earnings. The Supplemental Pension Benefit shall be payable according to the same payment option elected by the Executive Employee for benefit payments under Section 2(e) of this Agreement.


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4.       Supplemental Retiree Medical Benefit
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         In the event and to the extent the Executive Employee or eligible beneficiaries are not eligible to participate in or otherwise do not receive the full benefits of The BFGoodrich Health Care and Prescription Drug Plan for retired salaried employees or any successor qualified health care plan for retired salaried employees (the "Goodrich Retiree Medical Plan") following termination of the Executive Employee's employment with the Company, the Executive Employee and eligible beneficiaries shall be entitled to a supplemental retiree medical benefit (the "Supplemental Retiree Medical Benefit") which shall be equal to the full benefits of the Goodrich Retiree Medical Plan which is in effect on the date of the termination of the Executive Employee's employment with the Company with any changes which may be implemented in the Goodrich Retiree Medical Plan from time to time thereafter. The Supplemental Medical Benefit shall be payable to the Executive Employee and eligible beneficiaries from and after the later of (a) the date of the Executive Employee's termination of employment with the Company for any reason, or (b) the date the Executive Employee reaches, or in the event of death would have reached, such employee's fifty-fifth birthday.


5.  Relationship with Management Continuity Agreement
    -------------------------------------------------

         In the event that (i) a "Change in Control", as that term is defined in a certain Letter Agreement dated November 3, 1997 between the Company and the Executive Employee or any similar successor agreement (the "Management Continuity Agreement") occurs, and (ii) the Executive Employee's employment with the Company is thereafter terminated and such employee thereby


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becomes entitled to receive, inter alia, the compensation specified in the
Management Continuity Agreement, then for purposes of this Agreement:

                  (a) No additional service with respect to the "Payment Period" (as that term or similar subsequent term is defined in the Management Continuity Agreement) as stated the Management Continuity Agreement shall be added to the Alternative Pension Benefit referred to in
         Section 2 of this Agreement so long as the Executive Employee receives the equivalent of a pension benefit with respect to such Payment Period; but if the Executive Employee for any reason does not receive such benefit under the Management Continuity Agreement then the number of months in the aforesaid Payment Period shall be added to the Executive Employee's years of service with the Company to calculate the Alternative Pension Benefit; and

                  (b) To the years of service used to calculate the Supplemental Pension Benefit referred to in Section 3 of this Agreement there shall be added the number of months in the aforesaid Payment Period.


6.  Miscellaneous
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         (a) The Company shall pay from its general assets or cause to be paid to the Executive Employee or eligible beneficiaries the Alternate Retirement Benefit, the Supplemental Retirement Benefit and the Supplemental Retiree Medical Benefit in the same manner, and with respect to each


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of such pension benefits with the same actuarial reductions, as such benefit would be payable if it had been paid pursuant to the relevant Plan.

         (b) Nothing in this Agreement shall prevent the Company from terminating or amending the Goodrich Pension Plan, the Goodrich Health Care Plan or the Goodrich Retiree Medical Plan, except that no such termination or amendment shall deprive the Executive Employee or eligible beneficiaries of

                  (i) with respect to the Alternative Retirement Benefit, the right to receive benefits under the Goodrich Pension Plan without regard to vesting;

                  (ii) with respect to the Supplemental Retirement Benefit, the right to receive such benefit as provided in this Agreement; and

                  (iii) with respect to the Supplemental Retiree Medical Benefit, the right to receive the benefits under the Goodrich Retiree Medical Plan as provided herein with any changes which may be implemented in such plan from time to time.

         (c) Nothing in this Agreement shall be construed to confer upon the Executive Employee any right of continuing employment by the Company, nor shall this Agreement interfere in any way with the right of the Company to assign the Executive Employee to other duties or responsibilities or to terminate such employee's employment at any time. Termination of employment for any reason, however, shall not terminate this Agreement.


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         (d) No right to payment or any other interest under this Agreement shall be assignable by the Executive Employee or by any spouse or beneficiary and no such right or other interest shall be subject to attachment, execution or levy of any kind. This Agreement may and shall be assigned or transferred to, and shall be binding upon any successor of the Company, and such successor shall be deemed substituted for the "Company" under the terms of this Agreement.

         (e) This Agreement shall be construed, administered and enforced in accordance with the laws of the State of Ohio with respect to agreements made and to be performed in the State of Ohio.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by an officer thereunder duly authorized so to do, and the Executive Employee has accepted and executed this Agreement, all as of the day and year first above written.

                                     THE B.F.GOODRICH COMPANY
                                     By Direction of the Compensation Committee:




                                     By
                                        ----------------------------------------



                                     Accepted:



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